Exhibit 10.3

OPGEN, INC.

2020 STOCK OPTION PLAN

ARTICLE 1
ADMINISTRATION

1.1              Effective Date. The Plan became effective upon approval by the stockholders at the Annual Meeting held on September 30, 2020. The 2020 Stock Options Plan will terminate upon the expiration or termination of the last outstanding award.

1.2              Administration. The Compensation Committee (“Committee”) of the Board of Directors of OpGen, Inc. (the “Company”) will administer the 2020 Stock Options Plan (“Plan”), including, whether, for U.S. taxpayer employees, an option is to be classified as an incentive stock option or non-qualified stock option. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee, shall consist solely of two or more nonemployee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Committee’s interpretation of the Plan, any Option granted pursuant to the Plan, all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties.

1.3              Authorized shares. The aggregate number of shares of common stock of the Company authorized for issuance under the Plan is 1,300,000 shares of common stock. Shares subject to awards granted under the 2020 Stock Options Plan that are forfeited or terminated before being exercised will not be available for re-issuance under the 2020 Stock Options Plan. No more than 500,000 shares may be delivered upon the exercise of incentive stock options granted under the Plan.

1.4              Adjustments. In the event of a recapitalization, stock split or similar capital transaction, the Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the Options Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding stock option.

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ARTICLE 2

OPTION TERMS

2.1              Grant of Options. The following individuals shall be granted stock options under the Plan in the amounts set forth on the following chart:

Eligible Holders	Number of Stock Options
Board of Directors
William E. Rhodes, III, Board Chair	50,000
Mario Crovetto	50,000
R. Donald Elsey	50,000
Prabhavathi Fernandes, Ph.D.	50,000
Evan Jones	50,000
Executive Officers
Oliver Schacht, Ph.D.	630,000
Johannes Bacher	210,000
Timothy C. Dec	210,000

Options granted to Officers shall be Incentive Stock Options, provided, however, that to the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) but without regard to Section 422(d) of the Code) are exercisable for the first time by an Officer during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. Options granted to members of the Board of Directors shall be Nonqualified Stock Options, which are options that do not qualify as “incentive stock options” within the meaning of Section 422 of the Code

2.2              Exercise Price. All stock Options under the Plan must be granted with an exercise price of at least 100% of the Fair Market Value of the common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting shares must have an exercise price of at least 110% of the fair market value of the common stock on the date of grant. All Options shall have an exercise price of $2.12 per share. The stock option agreement specifies the date when all or any installment of the option is to become exercisable.

2.3              Manner of Exercise. For non-employee Directors, payment of the exercise price must be made in cash. For executive Officers, payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the Holder, (2) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (3) by a “net exercise” arrangement, or (4) by any other form that is consistent with applicable laws, regulations and rules.[1]

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[1] NTD: the Option Agreement will permit all these methods for Officers.

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2.4              Awards to Non-Employee Directors. The Options granted to the members of the Board of Directors will have a one-year vesting schedule, vesting quarterly in equal installments on the first day of each three month period as long as the Director is providing services to the Company on each such vesting date. The term of such stock options are ten (10) years after the date of grant; provided, however, that any unvested stock options will expire if the Director ceases providing services to the Company, and a departing Director will have ninety (90) days to exercise vested stock options after the Director ceases providing services to the Company.

2.5              Awards to Executive Officers. The Options granted to the Officers will have a four year vesting schedule, vesting 25% on the first anniversary of the date of grant and the remaining options vesting 6.25% on the quarterly anniversary of the first vesting date for a period of three years, as long as the Officer continues providing services to the Company on each such vesting date. The term of such stock options are ten (10) years after the date of grant; provided, however, that any unvested stock options will expire if the Officer ceases providing services to the Company, and a departing Officer will have ninety (90) days to exercise vested stock options after the Officer ceases providing services to the Company.

ARTICLE 3

GENERAL TERMS

3.1              No Transfer. No award granted under the 2020 Stock Options Plan may be transferred in any manner, other than by will or the laws of descent and distribution, provided, however, that an incentive stock option may be transferred or assigned only to the extent consistent with Section 422 of the Code.

3.2              Change in Control. In the event of a merger or other reorganization involving the Company, outstanding awards will be subject to the agreement of merger or reorganization. Such agreement will provide for (1) the continuation of the outstanding awards by the Company if it is the surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability and settlement of the outstanding awards followed by their cancellation, or (4) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.

3.3              Termination or Amendment. The Plan can be terminated by the Board of Directors or the Committee at any time, and, subject to stockholder approval where required by applicable law, can be amended. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent.

3.4              Compliance with Laws. The Plan and the Options awarded under the Plan and the issuance and delivery of Shares are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

3.5              Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

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